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                                                               EXHIBIT (a)(1)(F)

To All AMCC Optionholders Eligible to Participate in the Offer to Exchange:

REMINDER -- If you are electing to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form to Stock Administration is November 27, 2001 at 12:00 midnight Pacific Standard Time.

A copy of the Election Form along with instructions for completing and delivering the form can be found at http://cww/Stock/ or by contacting Stock
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Administration. We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute problems.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.

If you have questions regarding the Stock Option Exchange Program, contact Stock Administration at (858) 535-3462 or mailto:stockadm@amcc.com.
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